EXHIBIT 99.1
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PRESS RELEASE DATED JULY 26, 2004

Lifeway Foods Completes Acquisition of Gourmet Cream Cheese Maker Ilya's Farms

MORTON GROVE, Ill., July 26 - Lifeway Foods, Inc. today announced it completed the acquisition of Ilya's Farms for a total cash purchase price of $575,600. Ilya's Farms is a twelve-year old, privately-held producer of fine gourmet cream cheeses based in the Philadelphia area.

"We are excited about the growth opportunities this strategic acquisition presents to Lifeway Foods," said Julie Smolyansky, Lifeway Foods' president. "This provides Lifeway with an important East Coast presence and distribution center, as well as an additional product line for our current customers, and for our new customers, our existing Lifeway product lines. Currently, we plan to continue to keep the Ilya's Farms brand name in its current markets and look to begin production of a line of Lifeway branded gourmet cream cheeses in Chicago using the Ilya's Farms recipes in the next couple of weeks."

Smolyansky also added, "Ilya's Farms attained $600,000 in sales per year on strictly word of mouth, and with Lifeway's strong marketing and advertising structure, we are confident we can tremendously grow our new cream cheese line both here in Chicago, and in the Tri-State area. In addition, the synergies formed in this acquisition should really help boost the distribution of our Kefir, La Fruta(TM), and Farmers Cheese line."

"This acquisition was an all-cash transaction," said Edward Smolyansky, Controller. "We believe that with our $11 million cash position and the quick payback period it was more cost effective to use cash and would have been more costly to use debt or stock. Also, after a quick consolidation is completed in the coming weeks we expect this acquisition to be immediately accretive to earnings. We also expect to have a further immediate improvement to earnings with overhead reductions from the loss of the founder's salary. Ilya's Farms generated about $20,000 in pre tax income on about $600,000 in revenues in 2003 and had about $300,000 in revenues during the first half of 2004."

Lifeway purchased about $64,000 in tangible assets, Ilya's Farms recipes and brand name, and will lease its 5,000 square foot production facility for a two-year period. The firm's 10 employees will be retained and the founder will remain on board for a one-month transition period and will be available, if needed, on a consulting basis going forward, the company said.

Ilya's Farms, located in the Philadelphia area, produces and sells an excellent line of fine gourmet cream cheeses in 20 varieties and flavors as well as other specialty cheeses. The company was founded in 1992 and has experienced tremendous success in supplying the local community with fresh high-quality dairy products.

Lifeway is a manufacturer of cultured, probiotic and functional food products in the health food industry, and is America's leading supplier of the cultured dairy product known as kefir. The Company markets 12 flavors of kefir and does a successful business exporting its products to Canada. The Company also participates in the organic and soy markets with Lifeway Organic(TM), Organic Kefir and Kefir Cheese, and America's first soy kefir called SoyTreat (TM).

For more information, contact Julie Smolyansky, President, Lifeway Foods, Inc. at (847) 967-1010, e-mail at info@lifeway.net or visit the Company's website at http://www.lifeway.net or http://www.kefir.com .

This document includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More information about these factors and their effects on company performance is contained in filings made by Lifeway Foods, Inc. with the U.S. Securities and Exchange Commission including, but not limited to, the annual report on Form 10-K. Information regarding securities filings made by Lifeway Foods, Inc. may be found by visiting the company's website at http://www.kefir.com or http://www.lifeway.net.